Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on the Form S-1 of Goodrich Petroleum Corporation of our report dated March 12, 2021, relating to the consolidated financial statements of Goodrich Petroleum Corporation, which report appears in the Annual Report on Form 10-K of Goodrich Petroleum Corporation for the year ended December 31, 2020, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Houston, Texas

May 7, 2021